Exhibit 99.1

American Realty Capital Properties, Inc. Receives
Expected NASDAQ Notice Related to Delay in Form 10-Q Filing

New York, New York – November 18, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) today announced that, as expected, it received a standard notice from the NASDAQ Listing Qualifications Department (“NASDAQ”) stating that ARCP is not in compliance with NASDAQ Listing Rule 5250(c)(1) that requires timely filing of reports with the U.S. Securities and Exchange Commission (the “SEC”). The November 12, 2014 letter was sent by NASDAQ as a result of ARCP’s delay in filing its Quarterly Report on Form 10-Q for its quarter ended September 30, 2014 (the “Form 10-Q”), which ARCP initially indicated might be the case in its Current Report on Form 8-K filed with the SEC on October 29, 2014.

The NASDAQ notice has no immediate effect on the listing or trading of ARCP’s common stock or Series F Preferred Stock on the NASDAQ Global Select Market. Under NASDAQ’s Listing Rules, ARCP has 60 calendar days from the date of the letter to submit a plan to regain compliance with the NASDAQ Listing Rules. If the plan is accepted, ARCP can be granted an exception of up to 180 calendar days from the Form 10-Q’s due date, or until May 11, 2015, to regain compliance. ARCP expects to submit a plan to regain compliance within the timeline prescribed by NASDAQ.

About ARCP

ARCP is a leading, self-managed commercial real estate investment trust (“REIT”) focused on investing in single tenant freestanding commercial properties subject to net leases with high credit quality tenants. ARCP owns approximately 4,400 properties totaling 99.1 million square feet of leasable space. Additionally, ARCP acquires and manages assets on behalf of the Cole Capital® non-traded REITs, managing nearly $40 billion of high-quality real estate located in 49 states, as well as Washington D.C., Puerto Rico and Canada. ARCP is a publicly traded Maryland corporation listed on the NASDAQ Global Select Market. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors, including ARCP’s ability to timely respond to and comply with the requests of NASDAQ relating to its compliance with the NASDAQ Listing Rules and therefore regain compliance with such rules, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Media Contact:

Andy Merrill

212-886-9304